UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Oncothyreon Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-0868560
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

110-110th Avenue NE Suite 685 Bellevue, Washington	98004
Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-145995

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

On September 12, 2007, Biomira Inc. (“Biomira”) announced that Biomira’s Board of Directors approved a proposal to change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a plan of arrangement.  Under the plan of arrangement, which is subject to shareholder and court approval, Biomira will migrate to the United States by creating a holding corporation based in the State of Delaware, Oncothyreon Inc., which will be the ultimate parent corporation of a successor corporation of the current Biomira and its subsidiaries.  On October 31, 2007, Oncothyreon Inc.’s Form S-4 was declared effective and on December 10, 2007, the arrangement became effective.

Item 1.  Description of Registrant’s Securities to be Registered.

Oncothyreon Inc. hereby incorporates by reference the description of its common stock to be registered hereunder contained under the heading “Description of Oncothyreon’s Securities Following the Arrangement” in the Registrant’s proxy statement / prospectus dated October 19, 2007, which is included as part of the Registrant’s Registration Statement on Form S-4 (File No. 333-145995), as originally filed with the Securities and Exchange Commission on September 12, 2007 and including any subsequent amendments thereto.

Item 2.  Exhibits.

Under the Instructions to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the NASDAQ Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 10, 2007

Oncothyreon Inc.

By	/s/ Edward A. Taylor
Edward A. Taylor
Chief Financial Officer and
VP of Finance and Administration